Exhibit 99.1

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Scott Public Relations	PondelWilkinson
Elaine Murphy	Evan Pondel
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IPC The Hospitalist Company Elects Robert Wachter, M.D. to its Board of

Directors

North Hollywood, Calif., August 1, 2013 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national hospitalist physician practice company, announced today that Robert Wachter, M.D. has been elected to the company’s board of directors, effective immediately. In addition to serving as an independent director, Dr. Wachter will be chair of the board’s quality committee.

Dr. Wachter is professor and associate chair of the Department of Medicine at the University of California, San Francisco, where he directs the 60-physician Division of Hospital Medicine. Author of 250 articles and six books, Dr. Wachter coined the term “hospitalist” in 1996 and is widely considered the “father” of the hospitalist field, one of the fastest growing specialties in the history of modern medicine. He is past president of the Society of Hospital Medicine, and the immediate past-chair of the American Board of Internal Medicine.

A noted expert in patient safety and quality of care, Dr. Wachter edits the U.S. government’s two leading websites on safety and has written two bestselling books on the subject. In 2004, he received the John M. Eisenberg Award, the nation’s top honor in patient safety. For the past six years, Modern Healthcare magazine has named him one of the 50 most influential physician-executives in the U.S., the only academic physician to earn that distinction. He has served on the healthcare advisory boards of several companies, including Google. His blog, http://www.wachtersworld.org/, is one of the nation’s most popular healthcare blogs. In 2011, he studied patient safety and hospital medicine at Imperial College London as a Fulbright Scholar.

Dr. Wachter noted, “My entire career has been focused on improving the quality, safety, and efficiency of the care we deliver to our patients. This mission has never been more important than it is today, and hospitalists must be at its cutting edge. For the past several years, my UCSF colleagues and I have collaborated with IPC to deliver a world-class training program to the Company’s emerging leaders, and I have been impressed by the organization’s steadfast commitment to improvement. IPC’s 1,400 hospitalists now have more than 6 million patient encounters each year – about 16,000 each day – in hospitals and post-acute care facilities throughout the country. Joining IPC’s board of directors provides me an unmatched opportunity to help shape the future of healthcare – to make things better for patients, for physicians, and for the healthcare system. I look forward to doing what I can to help the company reach its full potential.”

Commenting on Dr. Wachter’s election to the IPC board, Adam Singer, M.D. chairman and CEO, stated, “It is well known in the healthcare field that Bob Wachter is synonymous with hospital medicine, and his decision to join forces with us is a milestone for IPC. Bob’s unparalleled expertise and unique perspective will add to our capabilities to deliver high-quality and efficient patient care in hospitals and post-acute facilities. The addition of Dr. Wachter to our Board is the latest step in our ongoing commitment to develop the most effective and influential team of hospitalists in the United States.”

About IPC The Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice in over 350 hospitals and 800 post-acute care facilities in 28 states. The Company offers its 1,400 dedicated clinicians the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

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